Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights of our common stock and preferred stock, certain provisions of our certificate of incorporation and our bylaws, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020.
General
Our authorized capital stock consists of:
▪100,000,000 shares of common stock, par value $0.00001 per share; and
▪10,000,000 shares of preferred stock, par value $0.00001 per share.
As of December 31, 2020, there were 33,749,228 outstanding shares of our common stock. As of that date, there were outstanding options to purchase 4,407,498 shares of our common stock and 1,173,741 shares of common stock issuable upon the vesting and settlement of restricted stock units.
Common Stock
The following summarizes the rights of holders of our common stock:
Voting
The holders of our common stock are entitled to one vote per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of our capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, or DGCL.
Dividends
Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share equally, on a per share basis, in any dividends when, as and if declared by our board of directors out of assets legally available for dividends (except that in the event a dividend or distribution is paid in the form of common stock (or rights to acquire such stock), then holders of common stock shall receive common stock (or rights to acquire such stock, as the case may be).
As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights
Upon our liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to share equally, on a per share basis, in all of our assets legally remaining for distribution after payment of all debt and other liabilities.
Redemption Rights
There are no redemption or sinking fund provisions applicable to our common stock.
Preemptive Rights and Conversion Rights
There are no preemptive or conversion rights applicable to our common stock.
Preferred Stock

We have no shares of our preferred stock outstanding, but our board of directors is authorized, without further action by our stockholders, to create and issue one or more series of preferred stock and to fix the rights, powers, preferences and privileges thereof. Among other rights, our board of directors may determine, without further vote or action by our stockholders:
▪the number of shares constituting the series and the distinctive designation of the series;
▪the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;
▪whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;
▪whether the series will have conversion privileges and, if so, the terms and conditions of conversion;
▪whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;
▪whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and
▪the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.
Any future issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could, among other things, decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.
Registration Rights
Alphaeon
On December 14, 2017, we entered into a stockholders’ agreement with ALPHAEON Corporation, or Alphaeon, Dental Innovations BVBA, or DI, as collateral agent, and Longitude Venture Partners II, L.P., or Longitude, as a secured party, that provided Alphaeon (and upon an event of default by Alphaeon under certain convertible bridge note and convertible promissory notes then-outstanding, DI and Longitude) with registration rights relating to shares of our common stock held by Alphaeon (and then-pledged to DI and Longitude). Subsequent to December 31, 2019, Alphaeon changed its name to AEON-Biopharma, Inc. but we continue to refer to the renamed AEON-Biopharma, Inc. as Alphaeon.
Pursuant to the stockholders’ agreement, certain stockholders party thereto may request that we register for resale all or a portion of their shares of common stock. Certain stockholders party thereto may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered, to the extent we are eligible to do so. Depending on certain conditions, and in addition to other exclusions, we may defer a demand registration for up to 90 days in any twelve-month period.
In the event that we propose to register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”), either for our account or for the account of our other security holders, the stockholders party to the stockholders’ agreement are entitled to certain piggyback registration rights allowing them to include their shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the stockholders party to the stockholders’ agreement are entitled to notice of the registration and the right to include their shares in such registration.
The stockholders’ agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The stockholders’ agreement contains customary indemnification and contribution provisions by us for the benefit of the stockholders party thereto and their affiliates and, in limited situations, by the stockholders party thereto for the benefit of us and any underwriters with respect to written information furnished to us by such stockholders and stated by such stockholders to be specifically included in any registration statement, prospectus or related document.
The registration rights remain in effect with respect to any shares covered by the stockholders’ agreement until (i) all such shares have been sold pursuant to an effective registration statement under the Securities Act, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the shares without limitation during a three-month period without registration.
In November 2018, Alphaeon distributed a certain number of shares of our common stock that it held to certain of its noteholders in exchange for the extinguishment of outstanding debt obligations. As part of that distribution, such noteholders, including DI and Alpha International Investment Ltd., became parties to the stockholders’ agreement.
In June 2019, Alphaeon transferred a certain number of shares of our common stock that it held to its majority stockholder, Strathspey Crown Holdings Group, LLC, or SCH. As part of that transaction, SCH became a party to the stockholders’ agreement.
Subsequent to December 31, 2019, Alphaeon contributed all of the remaining shares of our common stock that it held in us to Alphaeon 1, LLC. As part of that contribution, Alphaeon 1, LLC became a party to the stockholders’ agreement and succeeded to all of Alphaeon’s rights thereunder.
Medytox
Effective February 18, 2021, in connection with a settlement and license agreement we entered into with Medytox, Inc., or Medytox, we entered into the following agreements with Medytox: (i) the share issuance agreement (as described below) pursuant to which we issued 6,762,652 shares (the “Settlement Shares”) of our common stock, par value $0.00001 per share, to Medytox; and (ii) a registration rights agreement (as described below), pursuant to which granted certain registration rights to Medytox with respect to the Settlement Shares.
Pursuant to the registration rights agreement, at any time after March 31, 2022, certain stockholders party thereto may request that we register for resale all or a portion of their shares of common stock. Certain stockholders party thereto may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered, to the extent we are eligible to do so. Depending on certain conditions, and in addition to other exclusions, we may defer a demand registration for up to 90 days in any twelve-month period.
In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the stockholders party to the registration rights agreement are entitled to certain piggyback registration rights allowing them to include their shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the stockholders party to the registration rights agreement are entitled to notice of the registration and the right to include their shares in such registration.
The registration rights agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of the stockholders party thereto and their affiliates and, in limited situations, by the stockholders party thereto for the benefit of us and any underwriters with respect to written information furnished to us by such stockholders and stated by such stockholders to be specifically included in any registration statement, prospectus or related document.
The registration rights remain in effect with respect to the Settlement Shares covered by the share issuance agreement until (i) all such shares have been sold pursuant to an effective registration statement under the Securities Act, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the shares without limitation during a three-month period without registration.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Bylaws and Delaware Law
Delaware Anti-Takeover Law
We are subject to Section 203 of the DGCL, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
▪prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
▪upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
▪at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a business combination to include:
▪any merger or consolidation involving the corporation and the interested stockholder;
▪any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
▪subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
▪subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
▪the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.
Certificate of Incorporation and Bylaws
The following provisions of our certificate of incorporation and bylaws may make a change-of-control of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.
Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval, subject to applicable law and the Nasdaq Marketplace Rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors (including the right to approve an acquisition or other change in our control). The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Election and Removal of Directors. Our board of directors will consist of not less than five nor more than nine directors. The exact number of directors will be fixed from time to time only by resolution of our board of directors. Our board of directors currently has seven members.
Our certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of our then outstanding voting stock.
Classified Board of Directors. Our certificate of incorporation provides that our board of directors is classified with approximately one-third of the directors elected each year. The authorized number of directors may be changed only by resolution of the board of directors. The directors are divided into three classes, designated class I, class II and class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected until the third annual meeting of stockholders next succeeding the elections or until their successors are duly elected and qualified or until their earlier death, resignation or removal. In addition, if the number of directors is changed, any increase or decrease will be apportioned by our board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.
Director Vacancies. Our certificate of incorporation authorizes only our board of directors to fill vacant directorships.
No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).
Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of our stockholders may only be called by the chairman of the board, our Chief Executive Officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.
Advance Notice Procedures for Director Nominations. Our bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
Amending Our Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding common stock.
Exclusive Jurisdiction. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” are claims, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which Title 8 of the DGCL confers jurisdiction upon the Court of Chancery, except for, as to each of (i) and (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in our certificate of incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Alphaeon or any of its officers, directors, stockholders, agents, members, partners, subsidiaries (other than our company) and affiliates, other than those directors and officers of our company who are offered business opportunities in their capacity as directors and officers of our company, or the specified parties. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of the specified parties will have any duty to refrain from engaging in a corporate opportunity that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. In addition, to the fullest extent permitted by law, in the event that any of the specified parties acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us, such person will have no duty to communicate or offer such transaction or business opportunity to us and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is offered to a director or officer of our company in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Nasdaq Global Market Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “EOLS.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.